EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
InfuSystem Holdings, Inc.
Rochester Hills, Michigan

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-195929, 333-195930, 333-217090, 333-226872, 333-232146 and 333-256231) of InfuSystem Holdings, Inc. of our reports dated March 16, 2023, relating to the consolidated financial statements, and the effectiveness of InfuSystem Holdings, Inc.’s internal control over financial reporting, which appears in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

/s/ BDO USA, LLP
Troy, Michigan
March 16, 2023

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